                                                                     EXHIBIT 2.1

                           ASSET PURCHASE AGREEMENT
                           ------------------------

     This Asset Purchase Agreement (the "Agreement") is entered into as of March
                                         ---------
17, 1998 (the "Effective Time"), by and between HealthKnowledge Corporation, a
               --------------
Delaware corporation ("Buyer"), and MedLynx LLC, a Washington limited liability
                       -----
corporation ("Seller"), and Kelly Jorgensen, a member of Seller ("Jorgensen").
              ------                                              ---------

                                   RECITALS
                                   --------

     Buyer is in the business of providing intranet solutions to health care organizations. Seller conducts a business which provides intranet and internet services to health care organizations (the "Business"). Jorgensen owns
                                            --------
approximately 100% of the membership interest of Seller. Buyer desires to acquire from Seller, and Seller desires to sell to Buyer, substantially all of the assets of the Business on the terms and subject to the conditions set forth in this Agreement.

                                   AGREEMENT
                                   ---------

     In consideration of the mutual agreements, representations, warranties and covenants set forth below, Buyer and Seller agree as follows:

1.   Definitions.
     -----------

     1.1  Definitions.  As used in this Agreement, the following terms shall
          -----------
have the following meanings:

          (a)  "Affiliate" means with respect to any Person, a Person directly
                ---------
or indirectly controlling or controlled by or under common control with such Person.

          (b)  "Buyer Balance Sheet" means the unaudited balance sheet of the
                -------------------
Business prepared by the Buyer in accordance with GAAP, consistently applied, and delivered to Seller after the Closing Date which includes the asset and liability accounts of the Business as of the Closing Date.

          (c)  "Closing" means the consummation of the transactions contemplated
                -------
hereby.

          (d)  "Closing Date" means the date of the Closing.
                ------------

          (e)  "Code" means the Internal Revenue Code of 1986, as amended.
                ----

          (g)  "Effective Balance Sheet" means the balance sheet to be used in
                -----------------------
calculating the Purchase Price Adjustment (as defined in Section 2.5 below).

          (h)  "GAAP" means generally accepted accounting principles of the
                ----
United States as set forth by the Financial Accounting Standards Board.

          (i)  "Governmental Authorizations" means the  permits, authorizations,
                ---------------------------
consents or approvals of any Governmental Entity which are a condition to the lawful consummation of the transactions contemplated hereby listed on Schedule
                                                                      --------
1.1(i) to this Agreement.
------

          (j)  "Governmental Entity" means any court, or any federal, state,
                -------------------
municipal or other governmental authority, department, commission, board, agency or other instrumentality (domestic or foreign).

          (j)  "Lien" means any mortgage, pledge, lien, security interest,
                ----
option, covenant, condition, restriction, encumbrance, charge or other third-party claim of any kind.

          (k)  "Material Adverse Effect" with respect to a Person means any
                -----------------------
event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations, results of operations, or prospects of such Person and its Affiliates, taken as a whole.

          (j)  "Person" means an individual, corporation, partnership,
                ------
association, trust, government or political subdivision or agent or instrumentality thereof, or other entity or organization.

          (k)  "Purchase Price Adjustment" means the difference between the
                -------------------------
Members' Equity section of the Seller Balance Sheet and the Effective Balance Sheet.

          (l)  "Seller Balance Sheet" means the unaudited balance sheet of the
                --------------------
Business, prepared by Seller in accordance with GAAP, consistently applied, and delivered to Buyer upon the Closing Date, which includes the Seller's asset and liability accounts as of the Closing Date.

          (m)  "Taxes" means all taxes, however denominated, including any
                -----
interest, penalties or other additions to tax that may become payable in respect thereof, (i) imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, for which Buyer could become liable as successor to or transferee of the Business or the Purchased Assets or which could become a charge against or lien on any of the Purchased Assets, which taxes shall include, without limiting the generality of the foregoing, all sales and use taxes, ad valorem taxes, excise taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, real property gains taxes, transfer taxes, payroll and employee withholding taxes, unemployment insurance contributions, social security taxes, and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected, or (ii) any liability for amounts referred to in
(i) as a result of any obligations to indemnify another person.

2.   Sale and Purchase
     -----------------

     2.1  Transfer of Assets.  Subject to the terms and conditions of this
          ------------------
Agreement, Seller shall sell, assign, grant, transfer, and deliver (or cause to be sold, assigned, granted, transferred and delivered) to Buyer, or to any Affiliate of Buyer designated by Buyer, and Buyer shall purchase and accept from Seller as of the Closing Date, free and clear of all Liens, all of the Seller's rights, title and interest in and to all of the assets, properties and business other than the Excluded Assets (as defined below) owned, held or used in the conduct of the Business by Seller as the same shall exist on the Closing Date (the "Purchased Assets"), including,
                                               ----------------
without limitation:

          (a) all tangible personal property and leases of and other interests in tangible personal property used in connection with the Business, including, without limitation, the items listed on Schedule 2.1(a);
                                        ---------------

          (b) all rights under contracts, agreements, leases and other interests in real and personal property, licenses, commitments, sales and purchase orders and other instruments, including, without limitation, the items listed on Schedule 2.1(b) (collectively the "Contracts");
          ---------------                    ---------

          (c)  all accounts receivable, notes receivable and other receivables;

          (d) all prepaid expenses relating to the operation of the Business including, but not limited to Taxes, leases and rentals;

          (e) all of Seller's rights, claims, credits, causes of action or rights of set-off against third parties relating to the Purchased Assets, including, without limitation, unliquidated rights under warranties;

          (f) all copyrights, copyright registrations, proprietary processes, trade secrets, license rights, specifications, technical manuals and data, drawings, inventions, designs, patents, patent applications, trade names, trademarks, service marks, product information and data, know-how and development work-in-progress, customer lists, domain names, software, business and marketing plans and other intellectual or intangible property embodied in or pertaining to the Business, whether pending, applied for or issued, whether filed in the United States or in other countries, including without limitation the items listed in Schedule 2.1(f), together with all associated goodwill;
                    ---------------

          (g) all things authored, discovered, developed, made, perfected, improved, designed, engineered, acquired, produced, conceived or first reduced to practice by Seller or any of its employees or agents that are embodied in, derived from or relate to the Business, in any stage of development, including, without limitation, modifications, enhancements, designs, concepts, techniques, methods, ideas, flow charts, coding sheets, notes and all other information relating to the Business;

          (h) any and all design and code documentation, methodologies, processes, trade secrets, copyrights, design information, product information, technology, formulae, routines, engineering specifications, technical manuals and data, drawings, inventions, know-how, techniques, engineering work papers, and notes, development work-in-process, and other proprietary information and materials of any kind relating to, used in, or derived from the Purchased Assets (collectively with subsections (f) and (g), the "Intellectual Property");
                                                 ---------------------

          (i) all permits, authorizations, consents and approvals of any Governmental Entity affecting or relating in any way to the Business, including without limitation, the items listed on Schedule 2.1(i) (the "Permits");
                                        ---------------       -------

          (j) all books, records files and papers, whether in hard copy or electronic format, used in the Business, including without limitation, engineering information, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present, former and prospective suppliers or customers, personnel and employment records, and any information relating to Taxes imposed on the Business or Purchased Assets;

          (k) all computer software programs, data and associated licenses used in connection with the Business; and

          (l) all goodwill associated with the Business or the Purchased Assets, together with the right to represent to third parties that Buyer is the successor to the Business.

     2.2  Excluded Assets.  Buyer agrees that the assets of Seller listed on
          ---------------
Schedule 2.2 hereto (the "Excluded Assets") shall be excluded from the Purchased
                          ---------------
Assets.

     2.3  Transfer of Liabilities.  Subject to the terms and conditions of this
          -----------------------
Agreement, Buyer or an Affiliate of Buyer designated by Buyer agrees, effective as of the Closing Date, to assume the following liabilities (the "Assumed
                                                                  -------
Liabilities").
-----------

          (a)  the liabilities set forth on Schedule 2.3(a) to the extent set
                                            ---------------
forth thereon; and

          (b) the liabilities and obligations of Seller arising under the Contracts, other than the liabilities attributable to any failure by Seller to comply with the terms thereof.

     2.4  Excluded Liabilities.  Except for those liabilities expressly assumed
          --------------------
by Buyer or any Affiliate designated by Buyer pursuant to Section 2.3, Buyer shall not assume and shall not be liable for, and Seller and its direct or indirect subsidiaries shall retain and remain solely liable for and obligated to discharge, all of the debts, contracts, agreements, commitments, obligations and other liabilities of any nature whatsoever of Seller and its direct and indirect subsidiaries, whether known or unknown, accrued or not accrued, fixed or contingent, including without limitation, the following:

          (a) Any liability for breaches by Seller or any of its direct or indirect subsidiaries on or prior to the Closing Date of any contract or any other instrument, contract or purchase order or any liability for payments or amounts due under any Contract or any other instrument, contract or purchase order on or prior to the Closing Date;

          (b) Any liability or obligation for Taxes attributable to or imposed upon Seller or any of its direct or indirect subsidiaries, or attributable to or imposed upon the Purchased Assets for any period (or portion thereof) through the Closing Date, including, without limitation, any Taxes attributable to or arising from the transactions contemplated by this Agreement;

          (c) Any liability or obligation for or in respect of any loan, other indebtedness for money borrowed, or account payable of Seller, its members or any of Seller's direct or indirect subsidiaries, including any such liabilities owed to Affiliates of Seller;

          (d) Any liability or obligation arising as a result of any legal or equitable action or judicial or administrative proceeding initiated at any time, to the extent relating to any action or omission on or prior to the Closing Date by or on behalf of Seller, its members or any of Seller's direct or indirect subsidiaries, including, without limitation, any liability for infringement of intellectual property rights, claims of ownership regarding the Purchased Assets, breach of product warranty, injury or death caused by products, or violations of federal or state securities or other laws;

          (e) Any liability or obligation arising on or prior to the Closing Date out of any "employee benefit plan," as such term is defined by the Employee Retirement Income Security Act of 1974 ("ERISA") or other employee benefit
                                         -----
plans;

          (f) Any liability or obligation for making payments of any kind (including as a result of the sale of Purchased Assets or as a result of the termination of employment or consultancy by Seller of Employees, or other claims arising out of the terms and conditions of employment or consultancy with Seller, or for vacation or severance pay or otherwise) to Employees of Seller or in respect of payroll taxes for Employees of Seller;

          (g) Any liability of Seller incurred in connection with the making or performance of this Agreement and the transactions contemplated hereby;

          (h) Any liability of Seller arising out of the violation of or failure to comply with any federal, state, local or foreign laws and regulations related to the environment or hazardous materials applicable to any aspect of the Business; and

          (i) Any costs or expenses of Seller incurred in connection with shutting down, deinstalling and removing equipment not purchased by Buyer, and the costs associated with all contracts and agreements not assumed by Buyer.

     2.5  Purchase Price.  Subject to the performance by Seller of all of its
          --------------
obligations under this Agreement (including delivering all documents required to be delivered) at the Closing, in consideration of the acquisition of the Purchased Assets under Section 2.1, Buyer agrees (a) to deliver to Seller or an account or accounts designated by Seller $75,000 in immediately available funds (the "Immediate Cash") and 57,000 shares (the "Immediate Shares") of Common
      --------------                           ----------------
Stock of Buyer (the "Common Stock"), subject to adjustment as provided in
                     ------------
Section 2.6 (collectively, the "Immediate Consideration"); (b) to deliver to
                                -----------------------
Imperial Trust Company (the "Escrow Agent") or an account or accounts designated
                             ------------
by Escrow Agent (the "Escrow") $100,000 payable in immediately available funds
                      ------
and cancellation of indebtedness owned to Buyer by Seller (the "Escrow Cash")
                                                                -----------
which Escrow Cash shall be subject to the provisions of the Escrow Agreement attached as Exhibit A to this Agreement (the "Escrow Agreement"); (c) to deliver
            ---------                         ----------------
to Venture Law Group 513,000 shares of Common Stock (the "Escrow Stock") (the
                                                          ------------
Escrow Cash and Immediate Consideration, together with the Escrow Stock being referred to collectively as the "Purchase Price" and the Immediate Shares and the Escrow
                     --------------
Stock being referred to collectively as the "Buyer Stock") which Venture Law
                                             -----------
Group shall hold in escrow subject to Buyer's right of repurchase as set forth in the Jorgensen Employment Agreement (as defined in Section 10.12) and (d) to assume the Assumed Liabilities.

     2.6  Adjustment to Purchase Price.
          ----------------------------

          (a) On the Closing Date, Seller shall deliver to Buyer the Seller Balance Sheet. Following the Closing Date, and in any event not later than fifteen (15) days thereafter, Buyer shall deliver to Seller the Buyer Balance Sheet. The Buyer Balance Sheet shall attach Buyer's calculation of the Purchase Price Adjustment in accordance with the provisions of this Section 2.5. Seller shall be entitled to review all work papers and other supporting documentation used by Buyer in or relevant to the creation of the Buyer Balance Sheet.

          (b) The Buyer Balance Sheet shall become the Effective Balance Sheet for purposes of calculating the Purchase Price Adjustment under this Section 2.6 fifteen (15) days after delivery thereof to Seller unless Seller within such time period delivers written notice to Buyer (the "Objection Notice") of its
                                                   ----------------
disagreement as to the value of any item included in the Seller Balance Sheet or in Buyer's calculation of the Purchase Price Adjustment. Any Objection Notice shall specify in reasonable detail the nature of such disagreement and the basis and supporting evidence for Seller's position with respect to the disputed items. Seller and Buyer shall attempt in good faith to resolve any disagreement for a period of 30 days following the date of the Notice and develop an Effective Balance Sheet. If they are unable to do so within such period, they shall submit the disputed items to a nationally-recognized accounting firm not affiliated with either Buyer or Seller (the "Arbitrator"), whose decision with
                                             ----------
respect to the matters disputed in the Objection Notice shall be final and binding. The Arbitrator shall render its decision with respect to such matters within 20 days after such matters are submitted to the Arbitrator and deliver the Effective Balance Sheet to Buyer and Seller at such time. Seller and Buyer shall each provide promptly all information and documents within their respective possession that the Arbitrator, in its sole discretion, deems necessary in order to make its decision with respect to the disputed matters. The fees and expenses of the Arbitrator shall be borne equally by Seller and Buyer.

          (c) Within five (5) business days after the Effective Balance Sheet is finally determined, the Purchase Price Adjustment shall be paid by Buyer or Seller, as appropriate, to the other party or an account or accounts designated by such party, in immediately available funds. The Purchase Price Adjustment, if any, shall be paid into or out of Escrow Cash by Buyer or Seller, as applicable, in accordance with the provisions of the Escrow Agreement.

     2.7  Allocation of Purchase Price.  The Purchase Price shall be allocated
          ----------------------------
among the Purchased Assets as provided in an exhibit to be prepared by Buyer for purposes of complying with the requirements of Section 1060 of the Code and the regulations thereunder. As soon as practicable after the delivery of the Effective Balance Sheet, Buyer shall deliver to Seller a revised allocation reflecting any Purchase Price Adjustment, which revised allocation shall be reasonably consistent with the principles of the allocation set forth in the exhibit to be attached hereto as determined by Buyer in its good faith discretion. Buyer and Seller agree to each prepare and file on a timely basis with the Internal Revenue Service (and applicable state tax authorities) substantially identical and supplemental Internal Revenue Service Forms 8594 (and corresponding state tax forms) consistent with Buyer's allocation of the Purchase Price and which gives effect to any Purchase Price Adjustment. If any Tax authority challenges such allocation, the party receiving notice of such challenge shall give the other prompt written notice thereof and the parties shall cooperate in order to preserve the effectiveness of such allocation.

3.   Closing
     -------

     3.1  Closing.  Subject to the terms and conditions of this Agreement, the
          -------
Closing shall take place on such date, as soon as practicable after all conditions precedent in Sections 10 and 11 have been satisfied or waived, as the parties may agree, but in any case, no later than March 13, 1998 (the "Closing
                                                                       -------
Date").
----

     3.2  Actions at the Closing.  At the Closing, Seller shall deliver the
          ----------------------
Purchased Assets to Buyer, Buyer shall deliver the Immediate Consideration to Seller, deliver the Escrow Cash to the Escrow Agent, and deliver the Escrow Stock to Venture Law Group and Buyer and Seller shall take such actions and execute and deliver such agreements, bills of sale, and other instruments and documents as necessary or appropriate to effect the transactions contemplated by this Agreement in accordance with its terms, including without limitation the following:

          (a)  Bill of Sale; Assignment and Assumption Agreement.  Seller shall
               -------------------------------------------------
deliver to Buyer a general Bill of Sale in a form reasonably satisfactory to Buyer and with respect to each Contract, or item of Intellectual Property, an Assignment and Assumption Agreement in a form reasonably satisfactory to Buyer (the "Transfer Documents") in each case duly executed by Seller, and in the
      ------------------
aggregate assigning to Buyer all of Seller's right, title and interest in and to the Purchased Assets. Buyer may designate one or more of its Affiliates as the recipient of certain of the Purchased Assets, and as the party to assume certain of the Assumed Liabilities, in which case Seller shall transfer such Purchased Assets and Assumed Liabilities to Buyer or the Affiliate(s) designated by Buyer pursuant to such Transfer Documents.

          (b)  Purchase Price.  Buyer shall deliver the Immediate Consideration
               --------------
to Seller and the Escrow Cash to Escrow Agent and the Escrow Stock to Venture Law Group.

          (c)  Title. Seller shall provide reasonable evidence of valid title to
               -----
such of the Purchased Assets as Buyer may reasonably request in writing prior to the Closing, in form and substance reasonably satisfactory to Buyer.

          (d)  Third Party Consents and Assignments. Seller shall deliver to
               ------------------------------------
Buyer any assignments, and any required consents to assignment, that it has obtained in respect of the Contracts, duly executed by parties having the authority to so assign or consent to assign, in form and substance as Buyer shall reasonably request, as well as a written confirmation from such third parties that the Contracts are in good standing.

          (e)  Seller Documents.  At the Closing, Seller shall deliver to Buyer
               ----------------
any and all documents required to satisfy the conditions set forth in Section 11 of this Agreement and any other closing documents reasonably requested by Buyer.

          (f)  Buyer Documents.  At the Closing, Buyer shall deliver to Seller
               ---------------
any and all documents required to satisfy the conditions set forth in Section 10 of this Agreement and any other closing documents reasonably requested by Seller.

          (g)  Post-Closing Actions.  Subsequent to the Closing Date, Seller
               --------------------
shall, and shall cause any Affiliate of Seller to, from time to time execute and deliver, upon the request of Buyer, all such other and further materials and documents and instruments of conveyance, transfer or assignment as may reasonably be requested by Buyer to effect, record or verify the transfer to and vesting in Buyer of Seller's and any of Seller's Affiliates' right, title and interest in and to the Purchased Assets, free and clear of all Liens in accordance with the terms of this Agreement.

4.   Securities Law Compliance
     -------------------------

     4.1  Securities Act Exemption.  The Buyer Stock to be issued pursuant to
          ------------------------
this Agreement shall not be registered under the Securities Act of 1933, as amended ("Securities Act"), in reliance upon the exemption contained in Section
          --------------
4(2) of the Securities Act and Regulation D promulgated thereunder and in reliance upon the representations and warranties of Seller contained in the Stockholders Agreement attached as Exhibit B to this Agreement (the
                                   ---------
"Stockholders Agreement").
 ----------------------

     4.2  Stock Restrictions.
          ------------------

          (a) The certificates representing the shares of Buyer Stock issued pursuant to this Agreement shall bear a restrictive legend or legends (and stop transfer orders shall be placed against the transfer thereof with Buyer's transfer agent), stating substantially as follows:

               (i) "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISPOSITION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933."

               (ii) "THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY."

               (iii) Any legend required by the securities laws of any state.

          (b) The certificates representing the shares of Escrow Stock issued pursuant to this Agreement shall bear an additional legend, stating substantially as follows:

          "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A COMPANY REPURCHASE OPTION AS SET FORTH IN SECTION 7 OF THE EMPLOYMENT AGREEMENT DATED MARCH 17, 1998 BETWEEN THE COMPANY, KELLY JORGENSEN AND MEDLYNX LLC."

5.   Representations and Warranties of Seller and Jorgensen
     ------------------------------------------------------

     Each representation and warranty set forth below is qualified by any exception or disclosures set forth in the Seller Disclosure Schedule attached hereto, which exceptions specifically reference the Section(s) to be qualified. In all other respects, each representation and warranty set out in this Section 5 is not qualified in any way whatsoever, will not merge on Closing or by reason of the execution and delivery of any agreement, document or instrument at the Closing, will remain in force on and after the Closing Date, is given with the intention that liability is not confined to breaches discovered before Closing, is separate and independent and is not limited by reference to any other representation or warranty or any other provision of this Agreement, and is made and given with the intention of inducing the Buyer to enter into this Agreement. Each of Seller and Jorgensen separately represent and warrant to Buyer as follows:

     5.1  Organization, Standing and Power.  Seller is a limited liability
          --------------------------------
corporation duly organized and validly existing under the laws of the state of Washington. Seller has the requisite corporate power and authority and all necessary permits, authorizations, consents, and approvals of all Governmental Entities to own, lease and operate its properties and to carry on the Business as now being conducted and as proposed to be conducted, except where the failure to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Material Adverse Effect on the Business. Seller is duly qualified or licensed as a foreign limited liability company to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect on the Business.

     5.2  Authority.  The execution and delivery of this Agreement (and all
          ---------
other agreements and instruments contemplated under this Agreement) by Seller, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary action by the members of Seller, and no other act or proceeding on the part of or on behalf of Seller or its members is necessary to approve the execution and delivery of this Agreement and such other agreements and instruments, the performance by Seller of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby. The signatory officers of Seller have the power and authority to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by Seller pursuant hereto, to consummate the transactions hereby and thereby contemplated and to take all other actions required to be taken by Seller pursuant to the provisions hereof and thereof.

     5.3  Execution and Binding Effect.  This Agreement has been duly and
          ----------------------------
validly executed and delivered by Seller and constitutes, and the other agreements and instruments to be executed and delivered by Seller pursuant hereto, upon their execution and delivery by Seller, will constitute (assuming, in each case, the due and valid authorization, execution and delivery thereof by Buyer), legal, valid and binding agreements of Seller, enforceable against Seller in accordance with their respective terms.

     5.4  Consents and Approvals of Governmental Entities.  Other than the
          -----------------------------------------------
Governmental Authorizations there is no requirement applicable to Seller to make any filing, declaration or registration with, or to obtain any permit, authorization, consent or approval of, any Governmental Entity as a condition to the lawful consummation by Seller of the transactions contemplated by this Agreement and the other agreements and instruments to be executed and delivered by Seller pursuant hereto or the consummation by Seller of the transactions contemplated herein or therein.

     5.5  No Violation.  Neither the execution, delivery and performance of this
          ------------
Agreement and all of the other agreements and instruments to be executed and delivered pursuant hereto, nor the consummation of the transactions contemplated hereby or thereby, will, with or without the passage of time or the delivery of notice or both, (a) conflict with, violate or result in any breach of the terms, conditions or provisions of the Limited Liability Company Agreement of Seller,
(b) conflict with or result in a violation or breach of, or constitute a default or require consent of any Person (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any contract, notice, bond, mortgage, indenture, license, franchise, permit, agreement, lease or other instrument or obligation to which Seller is a party or by which Seller or any of the Purchased Assets may be bound, (c) violate any statute, ordinance or law or any rule, regulation, order, writ, injunction or decree of any Governmental Entity applicable to Seller or by which any properties or assets of Seller may be bound, or (d) result in any cancellation of, or obligation to repay, any grant, loan or other financial assistance received by Seller from any Governmental Entity. No "bulk sales" legislation applies to the transactions contemplated by this Agreement.

     5.6  Consents.  Schedule 5.6 sets forth each agreement, contract or other
          --------   ------------
instrument binding upon Seller requiring a consent as a result of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except such consents as would not, individually or in the aggregate, have a Material Adverse Effect if not received by the Closing Date (each a "Required Consent").
                             ----------------

     5.7  Financial Information.  Seller has delivered to Buyer an unaudited
          ---------------------
balance sheet for the Business at March 13, 1998 (the "March 1998 Balance
                                                       ------------------
Sheet"), a copy of which is set forth in the Seller Disclosure Schedule. The
-----
monetary amounts for the accounts included in the March 1998 Balance Sheet were prepared in accordance with GAAP. The March 1998 Balance Sheet accurately and correctly discloses the amounts of the Purchased Assets as of the Closing Date. Seller has delivered to Buyer copies of its unaudited statements of income for the Business for the ten months ended December 31, 1997 and unaudited statements of income for the month ended January 31, 1998 (together with the March 1998 Balance Sheet, the "Financial Statements"). The Financial Statements have been
                    --------------------
prepared consistently for all periods
presented, and revenues presented on the Financial Statements have been recognized in accordance with GAAP, consistently applied. The Financial Statements present fairly the financial condition, operating results and cash flows of the Business as of the dates and during the periods indicated therein, subject to normal year-end adjustments, which will not be material in amount or significance. Seller has also delivered to Buyer selected projected financial information, a copy of which is set forth in the Seller Disclosure Schedule (the "Projected Financials"). The Projected Financials were prepared in good faith by
 --------------------
Seller and accurately state Seller's good faith belief of Seller's future prospects.

     5.8  No Undisclosed Liabilities.  Seller does not have any liability,
          --------------------------
indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, in excess of $1,000 individually or in the aggregate, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required by GAAP to be reflected in the Financial Statements which (i) has not been reflected in the March 1998 Balance Sheet, or (ii) has not arisen in the ordinary course of the Seller's business since March 13, 1998.

     5.9  Absence of Certain Changes.  Since March 13, 1998, Seller has
          --------------------------
conducted the Business in the ordinary course consistent with past practice and
Seller:

          (a) has not created, incurred or assumed (i) any borrowings under capital leases, or (ii) any obligation which in any material way affect the Business, the Purchased Assets or Buyer's ability to conduct the Business in substantially the same manner and condition as conducted by Seller on the date of this Agreement;

          (b) has not changed in any manner the compensation of, or agreed to provide additional benefits to, or enter into any employment agreement with, any Employee (as defined in Section 8.1(a));

          (c) has maintained insurance coverage in amounts adequate to cover the reasonably anticipated risks of the business conducted with the Purchased Assets;

          (d) has not acquired or agreed to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Business.

          (e) has not sold, disposed of or encumbered any of the Purchased Assets or licensed any Purchased Assets to any Person except for the sale of Inventory in the normal course of business consistent with past practice;

          (f) has not engaged in any special promotion which promotes the sale of Inventory with highly discounted terms;

          (g) has not entered into any agreements or commitments relating to the business conducted with the Purchased Assets, except on commercially reasonable terms in the ordinary course of business;

          (h) has complied in all material respects with all laws and regulations applicable to the Business;

          (i) has not entered into any agreement with any third party for the distribution of any of the Purchased Assets;

          (j) has not changed or announced any change to the products or services sold by the Business except with Buyer's written consent or at Buyer's request;

          (k) has not expanded the use of the Purchased Assets within the organization of Seller;

          (l) has not violated, amended or otherwise change in any way the terms of any of the Contracts;

          (m) has not commenced a lawsuit related to or involving the Purchased Assets other than (a) for the routine collection of bills; or (b) for a breach of this Agreement;

          (n) has not assigned, sold or otherwise conveyed to any third party, any of its accounts receivable prior to the Closing Date; or

          (o)  made any agreement to do any of the foregoing.

    5.10  Assets Generally.
          ----------------

          (a) The Purchased Assets include all properties, tangible and intangible, and only such properties, currently used by Seller in operating the Business and necessary for Buyer to operate the Business after the Closing Date in a manner substantially equivalent to the manner in which Seller has operated the Business prior to and through the Closing Date. Other than the Required Consents and the Governmental Approvals, no licenses or other consents from, or payments to, any other Person are or will be necessary for Buyer to operate the Business and use the Purchased Assets in the manner in which Seller has operated the same.

          (b) Seller holds good and marketable title, license to or leasehold interest in all of the Purchased Assets and has the complete and unrestricted power and the unqualified right to sell, assign and deliver the Purchased Assets to Buyer. Upon consummation of the transactions contemplated by this Agreement, Buyer will acquire good and marketable title, license or leasehold interest to the Purchased Assets free and clear of any Liens and there exists no restriction on the use or transfer of the Purchased Assets, except as may be assumed hereunder by Buyer as an Assumed Liability. No Person other than Seller has any right or interest in the Purchased Assets, including the right to grant interests in the Purchased Assets to third parties, except for Purchased Assets licensed or leased from third parties which are set forth in the Seller Disclosure Schedule and identified as such.

          (c) None of the Purchased Assets that constitute tangible personal property is held under any lease, security agreement, conditional sales contract, lien, or other title retention or security arrangement.

          (d) Except as provided in this Agreement, no restrictions will exist on Buyer's right to sell, resell, license or sublicense any of the Purchased Assets or engage in the Business, nor will any such restrictions be imposed on Buyer as a consequence of the transactions contemplated by this Agreement or by any agreement referenced in this Agreement.

          (e) All of the Purchased Assets are in good operating condition and repair, as required for their use in the Business as presently conducted, and conform to all applicable laws, and no notice of any violation of any law relating to any of the Purchased Assets or Assumed Liabilities has been received by Seller.

    5.11  Intellectual Property.
          ---------------------

          (a) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including without limitation the continued conduct by Buyer after the Closing Date of the Business as presently conducted by Seller and the incorporation of any Intellectual Property in any product of Buyer or an affiliate of Buyer) will not breach, violate or conflict with any instrument or agreement governing any intellectual property necessary or required for, or used in, the conduct of the Business as presently conducted and will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any such Intellectual Property or in any material way impair the right of Buyer or any of its affiliates to use, sell, license or dispose of, or to bring any action for the infringement of, any such intellectual property or portion thereof;

          (b) Neither the development, manufacture, marketing, license, sale or use of any product or intellectual property currently licensed, used or sold by Seller or currently under development violates or will violate any license or agreement to which Seller is a party or infringes or will infringe any copyright, patent, trademark, service mark, trade secret or other intellectual property or other proprietary right of any other party. All registered trademarks, service marks, patents and copyrights held by Seller are valid and subsisting. There is no pending or threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any of the Purchased Assets (including without limitation the Intellectual Property) necessary or required for, or used in, the conduct of the business of Seller as presently conducted nor is there any basis for any such claim, nor has Seller received any notice asserting that any such Purchased Asset (including without limitation the Intellectual Property) or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party, nor is there any basis for any such assertion. There is no material unauthorized use, infringement or misappropriation on the part of any third party of the Purchased Assets (including without limitation the Intellectual Property); and

          (c) Seller has taken reasonable steps (including, without limitation, entering into confidentiality and non-disclosure agreements with all officers and Employees of Seller with access to or knowledge of the Purchased Assets (including without limitation the Intellectual Property) to maintain the secrecy and confidentiality of, and its proprietary rights in, the Purchased Assets (including without limitation the Intellectual Property) necessary or required for, or used in, the conduct of the business of Seller as presently conducted. The Seller Disclosure Schedule contains a complete and accurate list of all applications, filings and other formal actions made or taken pursuant to federal, state, local and foreign laws by Seller to perfect or protect its interest in the Purchased Assets, including, without limitation, all patents, patent applications, trademarks, trademark applications, service marks and copyright or mask work registrations.

           (d) All fees to maintain Seller's rights in the Intellectual Property, including, without limitation, patent and trademark registration and prosecution fees and all professional fees in connection therewith pertaining to the Intellectual Property due and payable on or before the Closing Date, have been paid by Seller on or before the Closing Date.

     5.12  Service Agreements.
           ------------------

           (a) The Seller Disclosure Schedule contains a list (including names, addresses, contact names and telephone numbers), which is complete in all material respects, of all agreements or other arrangements pursuant to which Seller is obligated to supply products, perform services or otherwise engage in the conduct of the Business (such agreements, as supplemented below, are referred to collectively as the "Service Agreements"). Seller has provided a
                                 ------------------
true and complete copy of all Service Agreements to Buyer. All such Service Agreements are in full force and effect and are valid and effective in accordance with their respective terms against Seller, as the case may be, and against the other party thereto. Seller holds right, title and interest under the terms of each Service Agreement free of all Liens. Seller is not in default under any such Service Agreements (or has caused an event which with notice or lapse of time, or both, would constitute a default), nor is the other party thereto in default (or has caused an event which with notice or lapse of time, or both, would constitute a default) under any such Service Agreements.

           (b) Seller has not entered into any agreement under which Seller is restricted from selling, licensing or otherwise distributing any products or services to any class of customers, in any geographic area, during any period of time or in any segment of the market.

           (c) Seller has not granted any third party the right to supply any products or services of the Business to any other third party. No agreement for supply of the products or services by Seller obligates Seller, and no agreement would obligate Buyer after the Closing Date, to provide any change in specification of such products or services or to provide new products or services. No agreement pursuant to which Seller has licensed the use of any products to any third party obligates Seller to provide any change in specification in the performance of such products or to provide new products or services.

     5.13  Warranties and Indemnities.  The Seller Disclosure Schedule sets
           --------------------------
forth a summary of all warranties and indemnities, express or implied, relating to products sold or services rendered by Seller, and no warranty or indemnity has been given by Seller which is not listed on the Seller Disclosure Schedule or which differs therefrom in any respect. Seller is in compliance with all warranties described in the Seller Disclosure Schedule. The Seller Disclosure Schedule also indicates all warranty and indemnity claims currently pending against Seller.

     5.14  Real Property.  Seller does not own any real property which relates
           -------------
to the Business. Seller has terminated, or will terminate prior to Closing, without further liability all real property leases which relate to the Business. The Purchased Assets do not include (i) any owned or leased real property or
(ii) any material structures on any real property.

     5.15  Inventories.  Except for the Intellectual Property, the Purchased
           -----------
Assets do not include any raw materials, work-in-process, finished goods, supplies or other inventories.

     5.16  Accounts Receivable.  All accounts receivable, notes receivable and
           -------------------
other receivables included in the Purchased Assets are valid, genuine and fully collectible in the aggregate amount thereof, subject to normal and customary trade discounts less any reserves for doubtful accounts recorded on the March 1998 Balance Sheet. All accounts, notes receivable, and other receivables arising out of or relating to the Business as of February 28, 1998 have been included in the March 1998 Balance Sheet.

     5.17  Licenses and Permits.  Seller holds all consents, approvals,
           --------------------
registrations, certifications, authorizations, permits and licenses of, and has made all filings with, or notifications to, all Governmental Entities pursuant to applicable requirements of all federal, state, local and foreign laws, ordinances, governmental rules or regulations applicable to the business, including, but not limited to, all such laws, ordinances, governmental rules or regulations relating to registration of the products of the Business (at their current level of development and use) and certification of the facilities of the Business. The Business is in compliance with all federal, state, local and foreign laws, ordinances, governmental rules and regulations relating to the products manufactured by the Business or otherwise related to the Business and Seller has no reason to believe that any consents, approvals, authorizations, registrations, certifications, permits, filings or notifications that it has received or made to operate the Business are invalid or have been or are being suspended, canceled, revoked or questioned. There is no investigation or inquiry to which Seller is a party or, to Seller's knowledge, pending or threatened, relating to the Business and its compliance with applicable foreign, state, local or foreign laws, ordinances, governmental rules or regulations. Each such consent, approval, registration, certification, authorization, permit or license is transferable and shall be transferred to Buyer in accordance with the terms of this Agreement.

     5.18  Employees.
           ---------

           (a)  Schedule 5.18 sets forth the names, home addresses, compensation
                -------------
levels, equity interests in Seller, if any, and job titles of all of the Employees. All Employees, officers, directors and members of Seller or any Seller subsidiary that have had access to the Purchased Assets are parties to a written agreement (a "Confidentiality Agreement"), under which each such person
                      -------------------------
or entity (i) is obligated to disclose and transfer to Seller, without the receipt by such person of any additional value therefor (other than normal salary or fees for consulting services), all inventions, developments and discoveries which, during the period of employment with or performance of services for Seller, he or she makes or conceives of either solely or jointly with others, that relate to any subject matter with which his or her work for Seller may be concerned, or relate to or are connected with the Business, products or projects of Seller, or involve the use of the time, material or facilities of Seller, and (ii) is obligated to maintain the confidentiality of proprietary information of Seller. None of Seller's Employees, officers or directors is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would conflict with their obligation to promote the interests of Seller with regard to the Business or the Purchased Assets or that would conflict with the Business or the Purchased Assets. Neither the execution nor the delivery of this Agreement, nor the carrying on of the Business by its Employees will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such persons or entities are now obligated. It is currently not necessary nor will it be necessary for Seller to utilize in the Business any inventions of any of such persons or entities (or people it currently intends to hire) made or owned prior to their employment by or affiliation with Seller, nor is it or will it be necessary to utilize any other assets or rights of any such persons or entities (or people it currently intends to hire) made or owned prior to their employment with or engagement by Seller, in violation of any registered patents, trade names, trademarks or copyrights or any other limitations or restrictions to which any such persons or entity is a party or to which any of such assets or rights may be subject. To the Seller's knowledge, none of Seller's Employees, officers, directors or members that has had knowledge or access to information relating to the Purchased Assets has taken, removed or made use of any proprietary documentation, manuals, products, materials, or any other tangible item from his or her previous employer relating to the Purchased Assets by such previous employer which has resulted in Seller's access to or use of such proprietary items included in the Purchased Assets, and Seller will not gain access to or make use of any such proprietary items in the Business, except to the extent that any such activities would not have a material adverse effect on the Purchased Assets or the Business.

           (b) Except for the Confidentiality Agreements, there are no written or oral contracts of employment or consultancy between Seller and any Employee.

           (c) The Seller is not a party to a collective bargaining agreement with any trade union, the Seller's employees are not members of a trade union certified as a bargaining agent with the Seller and no proceedings to implement any such collective bargaining agreement or certifications are pending.

     5.19  Employee Benefit and Compensation Plans.  Buyer will incur no
           ---------------------------------------
liability with respect to, or on account of, and Seller will retain any liability for, and on account of, any employee benefit plan of Seller, any of its Affiliates or any predecessor employer of any Employee, including, but not limited to, liabilities Seller may have to such Employees under all employee benefit schemes, incentive compensation plans, bonus plans, pension and retirement plans, vacation, profit-sharing plans (including any profit-sharing plan with a cash-or-deferred arrangement) share purchase and option plans, savings and similar plans, medical, dental, travel, accident, life, disability and other insurance and other plans or arrangements, whether written or oral and whether "qualified" or "non-qualified," or to any Employee as a result of termination of employment by Seller as contemplated by this Agreement. Seller has not, with respect to any Employee, maintained or contributed to, or been obligated or required to contribute to, any retirement or pension plan or any employee benefit plan. Seller is not a party to any collective bargaining agreement covering any Employee and Seller knows of no effort to organize any such Employee as a part of any collective bargaining unit. The Seller has complied with all of its obligations (including obligations to make contributions) in respect of the pension funds of which its Employees are members, there is no outstanding liability of the Seller or any of its Affiliates to any such funds and all such funds are fully funded to meet all potential claims for benefits by any and all such employees and any former employee.

     5.20  Taxes.  All Taxes have been or will be paid by Seller for all periods
           -----
(or portions thereof) prior to and including the Closing Date. Seller and any other person required to file returns or reports of Taxes have duly and timely filed (or will file prior to the Closing Date) all returns and reports of Taxes required to be filed prior to such date, and all such returns and reports are true, correct, and complete. There are no liens for Taxes on any of the Purchased Assets. Seller has complied with all record keeping and tax reporting obligations relating to income and employment taxes due with respect to compensation paid to employees or independent contractors providing services to the Business. Seller is not a "foreign person" within the meaning of Section 1445(f)(3) of the Code. There are no pending or, to Seller's knowledge, threatened proceedings with respect to Taxes, and there are no outstanding waivers or extensions of statutes of limitations with respect to assessments of Taxes. No agreement or arrangement regarding compensation of any employee providing services to the Business provides for any payments which could result in a nondeductible expense to the Buyer pursuant to Section 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code.

     5.21  Compliance with Law.  The operation of the Business has been
           -------------------
conducted in all material respects in accordance with all applicable laws, regulations and other requirements of Governmental Entities having jurisdiction over the same.

     5.22  Health, Safety, Employment and Environmental Matters.  To the extent
           ----------------------------------------------------
that failure to do so or be so would have a Material Adverse Effect upon the Purchased Assets, Seller is in compliance with all federal, state, local and foreign laws related to health and occupational safety, environment and hazardous materials and employment practices that are applicable to the Seller or its business related to the Purchased Assets, and Seller has conducted its business relating to the Purchased Assets in compliance with the foregoing laws.

     5.23  Material Contracts.
           ------------------

           (a)  Schedule 5.23 contains a list of all Contracts which are
                -------------
material to the Business ("Material Contracts"). Material Contracts shall
                           ------------------
include, without limitation, the following and shall be categorized in the Seller Disclosure Schedule as follows:

                (i) each Contract under the terms of which Seller, on behalf of the Business: (A) paid or otherwise gave consideration of more than $5,000 in the aggregate during the fiscal year ended December 31, 1997, (B) is likely to pay or otherwise give consideration of more than $5,000 in the aggregate during the fiscal year ended December 31, 1998, (C) is likely to pay or otherwise give consideration of more than $5,000 in the aggregate over the remaining term of such contract or (D) cannot be canceled without penalty or further payment;

                (ii) all contracts and agreements (excluding routine checking account overdraft agreements involving petty cash amounts) under which the Business has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness or under which the Business has imposed (or may impose) a security interest or lien on any of its assets, whether tangible or intangible, to secure indebtedness;

                (iii) all contracts and agreements that limit the ability of any Person related to the Business, or any of its affiliates, to compete in any line of business or with any person or in any geographic area or during any period of time, or to solicit any customer or client;

                (iv) all Contracts pursuant to which the Business has agreed to supply products to a customer at specified prices, whether directly or through a specific distributor, manufacturer's representative or dealer; and

                (v) all other Contracts (A) which are material to the Business, (B) the absence of which would have a Material Adverse Effect on the Business, or (C) which are believed by Seller to be of unique value even though not material to the Business.

     (b) Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Business, each license, each Material Contract and each other material contract or agreement of the Business which would not have been required to be disclosed in Schedule 5.23 had such contract or
                                      -------------
agreement been entered into prior to the date of this Agreement, is a legal, valid and binding agreement, and none of the Material Contracts is in default by its terms or has been canceled by the other party; Seller is not in receipt of any claim of default under any such agreement; and Seller does not anticipate any termination or change to, or receipt of a proposal with respect to, any such agreement as a result of the transactions contemplated hereby. Seller has furnished Buyer with true and complete copies of all such agreements together with all amendments, waivers or other changes thereto.

     5.24  Services.  Each of the services sold or provided by Seller in
           --------
connection with the Business is, and at all times has been, in compliance in all material respects with all applicable federal, state, local and foreign laws and regulations and is, and at all relevant times has been, fit for the ordinary purposes for which it is intended to be used and conforms in all material respects to any promises or affirmations of fact made in connection with the sale of such service.

     5.25  Litigation; Other Claims.
           ------------------------

           (a) There are no claims, actions, suits, inquiries, proceedings, or investigations against Seller, or any of its officers, directors or members, relating to the Business, the Purchased Assets or Seller's Employees which are currently pending or threatened, at law or in equity or before or by any Governmental Entity, or which challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated hereby, nor is Seller aware of any basis for such claims, actions, suits, inquiries, proceedings, or investigations; and no Governmental Entity has at any time challenged or questioned the legal right of Seller to manufacture, offer or sell any of its products or services in the present manner or style thereof.

           (b) There are no grievance or arbitration proceedings pending or threatened, and there are no actual or threatened strikes or work stoppages with respect to the Business, the Purchased Assets or Seller's Employees, nor is Seller aware of any basis for such proceedings or events.

     5.26  Defaults.  Seller is not in default under or with respect to any
           --------
judgment, order, writ, injunction or decree of any court or any Governmental Entity which could reasonably be expected to have a Material Adverse Effect on the Business or any of the Purchased Assets. There does not exist any default by Seller or by any other Person, or event that, with notice or lapse of time, or both, would constitute a default under any agreement entered into by Seller as part of the operations of the Business which could reasonably be expected to have a Material and Adverse Effect on the Business or the Purchased Assets, and no notices of breach thereof have been received by Seller.

     5.27  Schedules.  The schedules describing the Purchased Assets are
           ---------
complete and accurate and describe the assets in the possession of, or used by Seller in connection with the Business. The property listed in such schedules constitutes all of the tangible and intangible property necessary for the conduct by Seller of the Business.

     5.28  Full Disclosure.  Seller is not aware of any facts pertaining to the
           ---------------
Purchased Assets which affect the Business or the Purchased Assets in a materially adverse manner or which will in the future affect the Business or the Purchased Assets in a materially adverse manner. Neither this Agreement nor any other agreement, exhibit, schedule or officer's certificate being entered into or delivered pursuant to this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained in such document not misleading.

     5.29  Brokers and Finders.  Neither Seller nor any of its officers,
           -------------------
directors or employees has employed any broker or finder or incurred any liability for any brokerage fee, commission or finder's fee in connection with the transactions contemplated by this Agreement.

     5.30  Fair Consideration; No Fraudulent Conveyance.  The sale of the
           --------------------------------------------
Purchased Assets pursuant to this Agreement is made in exchange for fair and equivalent consideration. Seller is not now insolvent and will not be rendered insolvent by the sale, transfer and assignment of the Purchased Assets pursuant to the terms of this Agreement. Seller is not entering into this Agreement or any of the other agreements referenced in this Agreement with the intent to defraud, delay or hinder its creditors and the consummation of the transactions contemplated by this Agreement, and the other agreements referenced in this Agreement, will not have any such effect. The transactions contemplated in this Agreement or any agreements referenced in this Agreement will not constitute a fraudulent conveyance, or otherwise give rise to any right of any creditor of Seller to any of the Purchased Assets after the Closing.

     5.31  Insurance.  The Seller Disclosure Schedule lists all insurance
           ---------
policies and fidelity bonds covering the Purchased Assets. There is no claim by Seller pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies and bonds. All premiums due and payable under all such policies and bonds have been paid and Seller is otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). There is no threatened termination of, or material premium increase with respect to, any of such policies.

6.   Representations and Warranties of Buyer
     ---------------------------------------

     Buyer represents and warrants to Seller as follows:

     6.1  Organization.  Buyer is a corporation duly formed and validly existing
          ------------
under the laws of Delaware, and has full corporate power and authority and the legal right to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by Buyer pursuant hereto, and to consummate the transactions contemplated hereby and thereby.

     6.2  Authority.  The execution and delivery of this Agreement (and all
          ---------
other agreements and instruments contemplated hereunder) by Buyer, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary action by the Board of Directors of Buyer, and no other act or proceeding on the part of Buyer or its stockholders is necessary to approve the execution and delivery of this Agreement and such other agreements and instruments, the performance by Buyer of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby. The signatory officers of Buyer have the power and authority to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by Buyer pursuant hereto, to consummate the transactions hereby and thereby contemplated and to take all other actions required to be taken by Buyer pursuant to the provisions hereof and thereof.

     6.3  Execution and Binding Effect.  This Agreement has been duly and
          ----------------------------
validly executed and delivered by Buyer and constitutes, and the other agreements and instruments to be executed and delivered by Buyer pursuant hereto, upon their execution and delivery by Buyer, will constitute (assuming, in each case, the due and valid authorization, execution and delivery thereof by Seller), legal, valid and binding agreements of Buyer, enforceable against Buyer in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium, or other laws affecting the enforcement of creditors' rights generally or provisions limiting competition, and by equitable principles.

     6.4  Consent and Approvals.  There is no requirement applicable to Buyer to
          ---------------------
make any filing, declaration or registration with, or to obtain any permit, authorization, consent or approval of, any Governmental Entity as a condition to the lawful consummation by Buyer of the transactions contemplated by this Agreement and the other agreements and instruments to be executed and delivered by Buyer pursuant hereto, except for filings (a) which are referred to in the Buyer Disclosure Schedule or (b) the failure of making which would not have a Material Adverse Effect on the transactions contemplated hereby.

     6.5  No Violation.  Neither the execution, delivery and performance of this
          ------------
Agreement and of all the other agreements and instruments to be executed and delivered pursuant hereto, nor the consummation of the transactions contemplated hereby or thereby, will, with or without the passage of time or the delivery of notice or both, (a) conflict with, violate or result in any breach of the terms, conditions or provisions of the Certificate of Incorporation or Bylaws of Buyer,
(b) conflict with or result in a violation or breach of, or constitute a default or require consent of any Person (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any notice, bond, mortgage, indenture, license, franchise, permit, agreement, lease or other instrument or obligation to which Buyer is a party or by which Buyer or any of its properties or assets may be bound, or (c) violate any statute, ordinance or law or any rule, regulation, order, writ, injunction or decree of any Governmental Entity applicable to Buyer or by which any of its properties or assets may be bound.

     6.6  Financial Information.  Buyer has delivered to Seller an audited
          ---------------------
balance sheet and statement of income as of December 31, 1997 (the "Buyer
                                                                    -----
Financial Statements").  The Buyer Financial Statements have been prepared
--------------------
consistently for all periods presented, and revenues presented on the Buyer Financial Statements have been recognized in accordance with GAAP, consistently applied. The Buyer Financial Statements present fairly the financial condition, operating results and cash flows of Buyer's business as of the dates and during the periods indicated therein.

     6.7  Licenses and Permits.  Buyer holds all consents, approvals,
          --------------------
registrations, certifications, authorizations, permits and licenses of, and has made all filings with, or notifications to, all Governmental Entities pursuant to applicable requirements of all federal, state, local and foreign laws, ordinances, governmental rules or regulations applicable to the business, including, but not limited to, all such laws, ordinances, governmental rules or regulations relating to registration of the products of its business (at their current level of development and use) and certification of the facilities of its business. Buyer is in compliance with all federal, state, local and foreign laws, ordinances, governmental rules and regulations relating to the products manufactured by Buyer or otherwise related to its business and Buyer has no reason to believe that any consents, approvals, authorizations, registrations, certifications, permits, filings or notifications that it has received or made to operate the its business are invalid or have been or are being suspended, canceled, revoked or questioned. There is no investigation or inquiry to which Buyer is a party or, to Buyer's knowledge, pending or threatened, relating to its business and its compliance with applicable foreign, state, local or foreign laws, ordinances, governmental rules or regulations.

     6.8  Litigation; Other Claims.
          ------------------------

          (a) There are no claims, actions, suits, inquiries, proceedings, or investigations against Buyer, or any of its officers, directors or members, relating to its business or its employees which are currently pending or threatened, at law or in equity or before or by any Governmental Entity, or which challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated hereby, nor is Buyer aware of any basis for such claims, actions, suits, inquiries, proceedings, or investigations; and no Governmental Entity has at any time challenged or questioned the legal right of Buyer to manufacture, offer or sell any of its products or services in the present manner or style thereof.

          (b) There are no grievance or arbitration proceedings pending or threatened, and there are no actual or threatened strikes or work stoppages with respect to the business of Buyer, its assets or its employees, nor is Buyer aware of any basis for such proceedings or events.

     6.9  Full Disclosure.
          ---------------

          Buyer has fully provided Seller with all the information that Seller and Jorgensen have requested for deciding whether to consummate the transactions contemplated hereby and all information that Buyer believes is reasonably necessary to enable Seller and Jorgensen to make such a decision (collectively, the "Buyer Information"). To Buyer's knowledge, no representation or warranty
     -----------------
of Buyer contained in this Agreement and the exhibits attached hereto, any certificate furnished or to be furnished to Seller at the Closing, or the Buyer Information (when read together) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. To the extent the Buyer Information was prepared by management of Buyer, the Buyer Information was prepared in good faith.

7.   Covenants of Seller.
     -------------------

     7.1  Access to Information.
          ---------------------

          (a) Prior and subsequent to the Closing, Seller will permit Buyer to make a full and complete investigation of the Purchased Assets and to receive from Seller all information of Seller relating to the Purchased Assets or reasonably related to Seller's conduct of the Business. Without limiting this right, Seller will give to Buyer and its accountants, legal counsel, and other representatives full access, during normal business hours, at a mutually agreeable location arranged in advance, to all of the books, records, files, documents, properties, and contracts of Seller relating to the Purchased Assets or reasonably related to Seller's conduct of the Business and allow Buyer and any such representatives to make copies thereof, all of which shall be made available in an organized fashion and so as to facilitate an orderly review. This Section 7.1 shall not affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement. Seller shall maintain and make available the information and records specified in this
Section 7.1(a) in the ordinary course of Seller's business and document retention policies, as if the transactions contemplated by this Agreement had not occurred.

          (b) At all times following the Closing, each party shall provide the other party (at such other party's expense) with such reasonable assistance, including the provision of available relevant records or other information and reasonable access to and cooperation of any Employees as may be reasonably requested by either of them in connection with the preparation of any financial statement or tax return, any audit or examination by any taxing authority, or any judicial or administrative proceeding relating to liability for Taxes.

     7.2  Third Party Consents.  Seller and Buyer shall use commercially
          --------------------
reasonable efforts to obtain, within the applicable time periods required, all Required Consents, waivers, permits, consents and approvals and to effect all registrations, filings and notices with or to third parties or Governmental Entities which are necessary to consummate the transactions contemplated by this Agreement so as to preserve all rights of, and benefits to, the Buyer in the Purchased Assets.

     7.3  Certain Notifications.  At all times prior to the Closing, Seller and
          ---------------------
Buyer shall promptly notify the other party in writing of the occurrence of any event which will result, or has a reasonable prospect of resulting, in the failure to satisfy any of the conditions specified in Section 10 or Section 11 of this Agreement.

     7.4  Best Efforts.  The Seller shall use its best efforts (i) to cause to
          ------------
be fulfilled and satisfied all of the conditions to the Closing set forth in
Section 10 below, (ii) to cause to be performed all of the matters required of it at the Closing and (iii) to cause the Contracts to be assigned to Buyer.

     7.5  Seller's Conduct of the Business Prior to Closing.  During the period
          -------------------------------------------------
from the date of this Agreement to the Closing Date, Seller will conduct the Business in its ordinary and usual course, consistent with past practice, and will use all reasonable efforts to preserve intact all rights, privileges, franchises and other authority of the Business, to retain the employees, and to maintain favorable relationships with licensors, licensees, suppliers, contractors, distributors, customers, and others having relationships with the Business. Seller shall promptly notify Buyer of any event or occurrence or emergency not in the ordinary course of business, and any material event involving the Business or the Purchased Assets. Without limiting the generality of the foregoing, and except as approved in writing by Buyer in advance, prior to the Closing, Seller:

          (a) will not create, incur or assume (i) any borrowings under capital leases, or (ii) any obligation which would in any material way affect the Business, the Purchased Assets or Buyer's ability to conduct the Business in substantially the same manner and condition as conducted by Seller on the date of this Agreement;

          (b) will not change in any manner the compensation of, or agree to provide additional benefits or bonuses to, or enter into any agreement with any Employee;

          (c) will maintain insurance coverage in amounts adequate to cover the reasonably anticipated risks of the business conducted with the Purchased Assets;

          (d) will not acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Business.

          (e) will not sell, dispose of or encumber any of the Purchased Assets or license any Purchased Assets to any Person except for the sale of Inventory in the normal course of business consistent with past practice;

          (f) will not engage in any special promotion which promotes the sale of Inventory with highly discounted terms;

          (g) will not enter into any agreements or commitments relating to the Business, except on commercially reasonable terms in the ordinary course of business of the Business;

          (h) will comply in all material respects with all laws and regulations applicable to the Business;

          (i) will not enter into any agreement with any third party for the distribution of any of the Purchased Assets;

          (j) will use reasonable efforts to assist Buyer in employing after the Closing Date those Employees to whom offers of employment are made by Buyer, and will not (and will cause its Affiliates not to) solicit such Employees to remain in the employ of Seller or any of its Affiliates after the Closing Date;

          (k) will not change or announce any change to the products or services sold by the Business except with Buyer's written consent or at Buyer's request;

          (l) will not expand the use of the Purchased Assets within the organization of Seller;

          (m) will not violate, amend or otherwise change in any way the terms of any of the Contracts;

          (n) will not commence a lawsuit related to or involving the Purchased Assets other than (a) for the routine collection of bills; (b) for injunctive relief on the grounds that Seller has suffered immediate and irreparable harm not compensable in money damages, provided that Seller has obtained the prior written consent of Buyer, such consent not to be unreasonably withheld; or (c) for a breach of this Agreement;

          (p) will not assign, sell or otherwise convey to any third party, without obtaining Buyer's prior written consent, any of its accounts receivable prior to the Closing Date;

          (q) will not declare, set aside, or pay a dividend or other distribution in respect to the equity interests of Seller, or directly or indirectly redeem, purchase or otherwise acquire any of its equity; or

          (r) will not issue or sell any of its equity, or securities exchangeable, convertible or exercisable therefor, or of any other of its ownership interests;

     7.6  No Other Bids.  Until the earlier to occur of (a) the Closing or (b)
          -------------
the termination of this Agreement pursuant to its terms, Seller shall not, and Seller shall not authorize any of its officers, directors, employees or other representatives to, directly or indirectly, (i) initiate, solicit or encourage (including by way of furnishing information regarding the Business or the Purchased Assets) any inquiries, or make any statements to third parties which may reasonably be expected to lead to any proposal concerning the sale of Seller, the Business or the Purchased Assets (whether by way of merger, purchase of equity, purchase of assets or otherwise), or (ii) negotiate, engage in any substantive discussions, or enter into any agreement, with any Person concerning the sale of Seller, the Business or the Purchased Assets (whether by way of merger, purchase of equity, purchase of assets or otherwise).

     7.7  Tax Returns.  Seller shall (a) continue to file in a timely manner all
          -----------
returns and reports relating to Taxes, and such returns and reports shall be true, correct and complete and shall be subject to the review and consent of Buyer which consent shall not be unreasonably withheld, and (b) be responsible for and pay when due any and all Taxes.

     7.8  Post-Closing Access to Information.  If, after the Closing Date, in
          ----------------------------------
order to properly operate the Business or prepare documents or reports required to be filed with governmental authorities or Buyer's financial statements, it is necessary that Buyer obtain additional information within Seller's possession relating to the Purchased Assets or the Business, Seller will furnish or cause its representatives to furnish such information to Buyer. Such information shall include, without limitation, all agreements between Seller and any Person relating to the Business. Seller shall maintain and make available the information and records specified in this Section 7.8 for a period of ten (10) years after the Closing Date.

     7.9  Post-Closing Cooperation.  Seller agrees that, if reasonably requested
          ------------------------
by Buyer, it will cooperate with Buyer, at Buyer's expense, in enforcing the terms of any agreements between Seller and any third party involving the Business, including without limitation terms relating to confidentiality and the protection of intellectual property rights. In the event that Buyer is unable to enforce its intellectual property rights against a third party as a result of a rule or law barring enforcement of such rights by a transferee of such rights, Seller agrees to reasonably cooperate with Buyer by assigning to Buyer such rights as may be required by Buyer to enforce its intellectual property rights in its own name. If such assignment still does not permit Buyer to enforce its intellectual property rights against the third party, Seller agrees to initiate proceedings against such third party in Seller's name, provided that Buyer shall be entitled to participate in such proceedings and provided further that Buyer shall be responsible for the expenses of such proceedings.

     7.10 No Post-Closing Retention of Copies. Immediately after the Closing,
          -----------------------------------
Seller shall deliver to Buyer or destroy copies of Purchased Assets in Seller's possession that are in addition to copies delivered to Buyer as part of the Closing, whether such copies are in paper form, on computer media or stored in another form; provided, however, that Seller may retain and use copies of financial books and records relating to the Business as well as other documents required by law to be kept by Seller for the sole purpose of preparing its statutory accounts. The Seller shall not be permitted to use the financial books and records of the Business for any other reason.

     7.11  Public Announcements. On and prior to the Closing Date, Buyer and
           --------------------
Seller shall advise and confer with each other prior to the issuance of any reports, statements or releases concerning this Agreement (including the exhibits and schedules hereto) and the transactions contemplated herein. Neither Buyer nor Seller will make any public disclosure prior to the Closing or with respect to the Closing unless both parties agree on the text and timing of such public disclosure; provided, however, that nothing contained herein shall prevent either party at any time from furnishing any information to any Governmental Entity.

     7.12  Post-Closing Actions. Subsequent to the Closing Date, Seller shall,
           --------------------
from time to time, execute and deliver, upon the request of Buyer, all such other and further materials and documents and instruments of conveyance, transfer or assignment as may reasonably be requested by Buyer to effect, record or verify the transfer to, and vesting in Buyer, of Seller's right, title and interest in and to the Purchased Assets, free and clear of all Liens, in accordance with the terms of this Agreement.

     7.13  Future Agreements. In the event Seller enters into any material
           -----------------
agreement between the date of this Agreement and the Closing that relates primarily to the Business, at the request of Buyer, Seller agrees to include any such agreement within the Contracts.

     7.14  Permits.  Seller will assist Buyer in obtaining any licenses, permits
           -------
or authorizations required for carrying on the Business but which are not transferable.

     7.15  Taxes.  Seller shall be responsible for paying, shall promptly
           -----
discharge when due, and shall reimburse, indemnify and hold harmless Buyer from, any sales or use, transfer, real property gains, excise, stamp, or other similar Taxes arising from, imposed on or attributable to the transactions contemplated by this Agreement.

8.   Covenant of Buyer.
     -----------------

     8.1  Buyer's Conduct of the Business Prior to Closing.  During the period
          ------------------------------------------------
from the date of this Agreement to the Closing Date, Buyer will conduct its business in its ordinary and usual course, consistent with past practice. Buyer shall promptly notify Seller of any event or occurrence or emergency not in the ordinary course of business.

     8.2  Access to Information.  Prior to the Closing, Buyer will permit Seller
          ---------------------
to make a full and complete investigation of the Buyer's business and to receive from Buyer all information of Buyer reasonably related to the Buyer's business. Without limiting this right, Buyer will give to Seller and its accountants, legal counsel, and other representatives full access, during normal business hours, at a mutually agreeable location arranged in advance, to all of the books, records, files, documents, properties, and contracts of Buyer reasonably related to its business and allow Seller and any such representatives to make copies thereof, all of which shall be made available in an organized fashion and so as to facilitate an orderly review. This Section 8.2 shall not affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement. Buyer shall maintain and make available the information and records specified in this Section 8.2 in the ordinary course of Buyer's business and document retention policies, as if the transactions contemplated by this Agreement had not occurred.

     8.3  Stock Options.  Within 30 days of the date hereof, Buyer will, subject
          -------------
to approval by its Board of Directors, grant options to purchase its Common Stock on terms substantially similar terms and conditions as options granted to Buyer's employees to the following individuals in the following amounts:

       Name                                Amount
       ----                                ------
       Michael Jardeen                      6,000
       Joseph Duane                        12,000
       Scott Prindle                       12,000

9.   Employee Matters
     ----------------

     9.1  Transferred Employees.
          ---------------------

             (a)   Offer of Employment.  Subject to and in accordance with the
                   -------------------
provisions of this Section 9, Buyer may offer employment to any or all of the employees, consultants or independent contractors who are employed or retained by Seller in the Business as of the date of this Agreement (collectively, the "Employees"). Seller agrees that it will cooperate with Buyer to identify those
 ---------
Employees of Seller who are necessary for the conduct the Business. Prior to the Closing, Buyer, after notice to Seller as to the timing and method of contact, shall have the right to contact any or all of the Employees for the purposes of making offers of employment with Buyer (or any Affiliate designated by Buyer) after the Closing Date and receiving written acceptances of such employment (in each case contingent on consummation of the transactions contemplated by this Agreement). Upon Closing, Buyer (or any Affiliates designated by Buyer) shall hire those Employees to whom it has made an offer in accordance with this Section 9.1 and who accept such offer in the manner and within the time frame reasonably established by Buyer. Each such Employee who is employed by Seller on the Closing Date and who actually transfers to employment with Buyer (or any Affiliate designated by Buyer) at or after the Closing Date as a result of an offer of employment made by Buyer is hereafter referred to as a "Transferred Employee." Transferred Employees shall not
                  --------------------
include any person on a disability leave of more than twenty-six (26) weeks. On a periodic basis following the date of this Agreement and prior to the Closing, Buyer shall advise Seller of its intentions with respect to the Employees it desires to extend or has extended offers to and the general status of discussions with such Employees. Notwithstanding such periodic disclosures made to Seller, Buyer shall not be obligated to hire any employee unless an offer of employment is subsequently made to, and accepted by, such employee; in addition, Buyer shall have no obligation to hire any Employees of Seller after the Closing Date.

             (b)   Transition.  The employment by Seller of the Transferred
                   ----------
Employees shall end at the close of business on the Closing Date and the employment of the Transferred Employees by Buyer shall commence at 12:01 a.m. on the day after the Closing Date. The terms of employment with Buyer (or Buyer's Affiliates) shall be consistent with the terms of employment of Buyer's current employees and as mutually agreed to between each Transferred Employee and Buyer (or Buyer's Affiliate, as the case may be), subject to the provisions of this Section 9.1. Between the date of this Agreement and the Closing Date, Seller will provide each Transferred Employee with the same level of compensation as that currently provided by Seller. Buyer shall have no obligation with respect to payments of salary, compensation, wages, health or similar benefits, commissions, bonuses (deferred or otherwise), severance, stock or stock options or any other sums due to any Transferred Employee that accrued before the Closing Date. Seller will be fully responsible for all amounts payable to any Employee, including (without limitation) all termination payments, redundancy compensation, severance pay, accrued vacation pay and other amounts payable in respect of the termination of employment or consultancy of any Employee in connection with the sale of the Purchased Assets to the Buyer. In addition, Seller will be fully responsible for all amounts owing to Transferred Employees prior to Closing.

          (c)  Retention of Employees Prior to Closing.  Seller agrees to use
               ---------------------------------------
reasonable efforts to retain the Employees as employees of the Business until the Closing Date, and to assist Buyer in securing the employment after the Closing Date of those Employees to whom Buyer (or designated by Buyer) makes or intends to make offers of employment under subsection (a) above. Seller shall not transfer any Employee to employment with Seller outside of the Business prior to the Closing or without the consent of Buyer. Seller shall notify Buyer promptly if, notwithstanding the foregoing, any Employee terminates employment or consultancy with Seller after the date of this Agreement but prior to the Closing. Buyer may request Seller to hire additional employees for the Business, in which case Seller will use commercial reasonable efforts to identify and hire such employees.

     9.2  Compensation and Benefits of Transferred Employees. Coverage for
          --------------------------------------------------
Transferred Employees under Buyer's compensation and benefit plans and other programs shall commence as of 12:01 a.m. on the day after the Closing Date. Buyer shall be free to establish its own employee benefit plans; Buyer shall have no obligation to offer benefit plans of the same type or with terms similar to or better than the terms of Seller's current employee benefit plans. Buyer may, at its option, give each Transferred Employee credit for such Transferred Employee's years of most recent continuous service with Seller for purposes of determining participation and benefit levels under all of Buyer's vacation policies and benefit plans and programs.

     9.3 Other Employees of the Business. With respect to each Employee of the Business as of the Closing Date who is not a Transferred Employee (each a "Non-
                                                                           ----
Transferred Employee"), Seller agrees to either terminate such Non-Transferred
--------------------
Employee's employment or consultancy with Seller, effective prior to the Closing. Seller further acknowledges that the Non-Transferred Employees shall not be employees or consultants of Buyer after the Closing.

     9.4  No Right to Continued Employment or Benefits. No provision in this
          --------------------------------------------
Agreement shall create any third party beneficiary or other right in any Person (including any beneficiary or dependent thereof) for any reason, including, without limitation, in respect of continued, resumed or new employment with Seller or Buyer (or any Affiliate of Seller or Buyer) or in respect of any benefits that may be provided, directly or indirectly, under any plan or arrangement maintained by Seller, Buyer or any Affiliate of Seller or Buyer. Except as otherwise expressly provided in this Agreement, Buyer is under no obligation to hire any Employee of

Seller, provide any Employee with any particular benefits, or make any payments or provide any benefits to those Employees of Seller whom Buyer chooses not to employ or retain.

     9.5   No Solicitation or Hire by Seller.  For a period of one year after
           ---------------------------------
the Closing, Seller will not solicit any Transferred Employee for employment. For purposes of this Section 9.5, the term "solicit" shall not include the following activities by Seller: (i) advertising for employment in any bulletin board (including electronic bulletin boards), newspaper, trade journal or other publication available for general distribution to the public without specific reference to any particular employees; (ii) participation in any hiring fair or similar event open to the public not targeted at Buyer's employees; and (iii) use of recruiting or employee search firms that have been instructed by Seller not to target any Transferred Employee.

10.  Conditions to Buyer's Obligations
     ---------------------------------

     The obligations of Buyer under this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions, all or any of which may be waived by Buyer in writing, except as otherwise provided by law:

     10.1  Representations and Warranties True; Performance; Certificate.
           -------------------------------------------------------------

           (a) The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though such representations and warranties had been made or given again at and as of the Closing Date;

           (b) Seller shall have performed and complied with all of its agreements, covenants and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date;

           (c) The conditions set forth in this Section 10 have been fulfilled or satisfied, unless otherwise waived in writing by Buyer; and

           (d) Buyer shall have received a certificate, dated as of the Closing Date, signed and verified by an officer of Seller on behalf of Seller certifying to the matters set forth in Sections 10.1(a) and 10.1(b) above.

     10.2  Consents.  All Governmental Authorizations, Required Consents and
           --------
consents required to transfer the Contracts to Buyer on the terms and conditions provided to Seller, without change as a result of the transfer to Buyer, shall have been obtained.

     10.3  No Proceedings or Litigation.
           ----------------------------

           (a) No preliminary or permanent injunction or other order shall have been issued by any Governmental Entity, nor shall any statute, rule, regulation or executive order be promulgated or enacted by any Governmental Entity which prevents the consummation of the transactions contemplated by this Agreement.

           (b) No suit, action, claim, proceeding or investigation before any Governmental Entity shall have been commenced and be pending against any of the parties, or any of their respective Affiliates, associates, officers or directors, seeking to prevent transactions contemplated by this Agreement, including, without limitation, the sale of the Purchased Assets or asserting that the sale of the Purchased Assets would be illegal or create liability for damages or which may have a Material Adverse Effect on the Business or the Purchased Assets.

     10.4  Documents.  This Agreement, the exhibits and schedules attached
           ---------
hereto, and any other instruments of conveyance and transfer and all other documents to be delivered by Seller at the Closing and all actions of Seller required by this Agreement and the exhibit agreements, or incidental thereto, and all related matters, shall be in form and substance reasonably satisfactory to Buyer and Buyer's counsel and shall be in full force and effect.

     10.5  Governmental Filings.  The parties shall have made any required
           --------------------
filing with Governmental Entities in connection with this Agreement and the exhibit agreements, and any approvals related thereto shall have been obtained or any applicable waiting periods shall have expired. If a proceeding or review process by a Governmental Entity is pending in which a decision is expected, Buyer shall not be required to consummate the transactions contemplated by this Agreement until such decision is reached or rendered, notwithstanding Buyer's legal ability to consummate the transactions contemplated by this Agreement prior to such decision being reached or rendered.

     10.6  No Material Adverse Change.  There shall have been no material
           --------------------------
adverse change in the financial condition or results of operations of the Business on the Closing Date as compared with the date of this Agreement.

     10.7  Termination of Benefit Plans.  Seller shall have provided Buyer with
           ----------------------------
evidence, reasonably satisfactory to Buyer as to the termination of all benefit plans and payments owing by Seller relating to all Employees and the termination of all Non-Transferred Employees' benefit plans.

     10.8  Member Approval.  This Agreement and the transactions it contemplates
           ---------------
shall have been approved and adopted by the members of Seller in accordance with the provisions of Seller's Limited Liability Company Agreement, and shall have otherwise been approved as required by law and the charter documents of Seller.

     10.9  Due Diligence.  Buyer shall have received the opportunity to make a
           -------------
full investigation of Seller, its business operations, assets, liabilities, technologies, third party relationships, material contracts and agreements and any other matter that Buyer deems to be material and such investigation shall be concluded satisfactory to Buyer, in its sole discretion.

     10.10 Escrow Agreement.  Buyer and Seller shall have entered into an
           ----------------
Escrow Agreement in substantially the form attached hereto as Exhibit A, and
                                                              ---------
such agreement shall remain in full force and effect.

     10.11  Employment Agreements.  Jorgensen shall have entered into an
            ---------------------
Employment Agreement with Buyer in substantially the form attached hereto as Exhibit C (the "Jorgensen Employment Agreement").
---------       ------------------------------

     10.12  Stockholders Agreement.  Buyer and Seller shall have entered into
            ----------------------
the Stockholders Agreement in substantially the form attached hereto as Exhibit
                                                                        -------
B, and such agreement shall remain in full force and effect.
-

11.  Conditions to Seller's Obligations
     ----------------------------------

     The obligations of Seller under this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions, all or any of which may be waived in writing by Seller, except as otherwise provided by law:

     11.1   Representations and Warranties True; Performance.
            ------------------------------------------------

            (a) The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though such representations and warranties had been made or given again at and as of the Closing Date;

            (b) Buyer shall have performed and complied with all of its agreements, covenants and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date;

            (c) Seller shall have received a certificate, dated as of the Closing Date, signed and verified by an officer of Buyer on behalf of Buyer certifying to the matters set forth in Sections 11.1(a) and 11.1(b) above.

     11.2   No Proceeding or Litigation.
            ---------------------------

            (a) No preliminary or permanent injunction or other order shall have been issued by any Governmental Entity, nor shall any statute, rule, regulation or executive order be promulgated or enacted by any Governmental Entity which prevents the consummation of the transactions contemplated by this Agreement.

            (b) No suit, action, claim, proceeding or investigation before any Governmental Entity shall have been commenced and be pending against any of the parties, or any of their respective Affiliates, associates, officers or directors, seeking to prevent the sale of the Purchased Assets or asserting that the sale of the Assets would be illegal or create liability for damages.

     11.3   Documents.  This Agreement, any other instruments of conveyance and
            ---------
transfer and all other documents to be delivered by Buyer to Seller at the Closing and all actions of Buyer required by this Agreement or incidental thereto, and all related matters, shall be in form and substance reasonably satisfactory to Seller and Seller's counsel.

     11.4  Governmental Filings.  The parties shall have made any filing
           --------------------
required with Governmental Entities, and any approvals shall have been obtained or any applicable waiting periods shall have expired. If a proceeding or review process by a Governmental Entity is pending in which a decision is expected, Seller shall not be required to consummate the transactions contemplated by this Agreement until such decision is reached or rendered, notwithstanding Seller's legal ability to consummate the transactions contemplated by this Agreement prior to such decision being reached or rendered.

     11.5  Due Diligence.  Seller shall have received the opportunity to make a
           -------------
full investigation of Buyer, its business operations, assets, liabilities, technologies, third party relationships, material contracts and agreements and any other matter that Seller deems to be material and such investigation shall be concluded satisfactory to Seller, in its sole discretion.

12.  Escrow; Indemnification and Vesting
     -----------------------------------

     12.1  Survival of Representations and Warranties.  All covenants to be
           ------------------------------------------
performed prior to the Closing Date, and all representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the transactions contemplated hereby and continue until 12 months following the Closing (the "Escrow Cash Termination Date");
                                            ----------------------------
provided that if any claims for indemnification have been asserted with respect
--------
to any such representations, warranties and covenants prior to the Escrow Cash Termination Date, the representations, warranties and covenants on which any such claims are based shall continue in effect until final resolution of any claims, and provided, further, that representations, warranties and covenants
            --------  -------
relating to Taxes shall survive until 30 days after expiration of all applicable statutes of limitations relating to such Taxes. All covenants to be performed after the Closing Date shall continue indefinitely.

     12.2  Indemnification.  Subject to the limitations set forth in this
           ---------------
Section 12, from and after the Effective Time, Seller shall protect, defend, indemnify and hold harmless Buyer and Buyer's Affiliates, officers, directors, employees, representatives and agents (each of the foregoing Persons is hereinafter referred to individually as an "Indemnified Person" and collectively
                                            ------------------
as "Indemnified Persons") from and against any and all losses, costs, damages,
    -------------------
liabilities, fees (including without limitation attorneys' fees) and expenses (collectively, the "Damages"), that any of the Indemnified Persons incurs or
                    -------
reasonably anticipates incurring by reason of or in connection with any claim, demand, action or cause of action (i) alleging misrepresentation, breach of, or default in connection with, any of the representations, warranties, covenants or agreements of the Seller contained in this Agreement, including any exhibits or schedules attached hereto, known to Buyer prior to the Escrow Cash Termination Date and (ii) relating to the termination prior to Closing of any Employees of Seller. Damages in each case shall be net of the amount of any insurance proceeds and indemnity and contribution actually recovered by Buyer.

     12.3  Indemnification Damages Threshold.  Notwithstanding the foregoing,
           ---------------------------------
Buyer may not receive any amount of the Escrow Cash from the Escrow based on a claim for indemnification unless and until a certificate signed by an officer of Buyer (an "Officer's Certificate") identifying Damages in the aggregate amount
           ---------------------
in excess of $15,000 has been
delivered to the Escrow Agent and such amount is determined pursuant to this
Section 12 to be payable, in which case Buyer shall receive from the Escrow Agent an amount equal in value to the full amount of such Damages and any subsequent Damages without deduction in the following manner: first, such amount shall come from the Escrow Cash; second, to the extent any Damages remain unpaid, from other assets, if any, constituting the Escrow Cash. In determining the amount of any Damages attributable to a breach, any materiality standard contained in a representation, warranty or covenant of Seller shall be disregarded.

     12.4  Escrow Cash Period.  Subject to the following requirements and the
           ------------------
terms of the Escrow Agreement, the Escrow Cash shall be retained by the Escrow Agent until the Escrow Cash Termination Date. Upon the Escrow Cash Termination Date, the Escrow Agent shall deliver to the Seller all remaining Escrow Cash provided, however, that the amount of Escrow Cash, which, in the reasonable
-----------------
judgment of Buyer, subject to the objection of the Escrow Agent and the subsequent arbitration of the claim in the manner provided in the Escrow Agreement, is necessary to satisfy any unsatisfied claims specified in any Officer's Certificate delivered to the Escrow Agent prior to the Escrow Cash Termination Date with respect to facts and circumstances existing on or prior to the Escrow Cash Termination Date shall remain in the possession of the Escrow Agent until such claims have been resolved. As soon as all such claims have been resolved, any remaining Escrow Cash not required to satisfy such claims shall be distributed to the Seller.

     12.5  Method of Asserting Claims.  All claims for indemnification by the
           --------------------------
Buyer or any other Indemnified Person or claims for return of Escrow Shares to Buyer upon termination of the Jorgensen Employment Agreement pursuant to this
Section 12 shall be made in accordance with the provisions of the Escrow Agreement.

13.  Termination.
     -----------

     13.1  Termination of Agreement.  This Agreement may be terminated at any
           ------------------------
time prior to the Closing:

           (a)  By mutual written consent of Buyer and Seller;

           (b) By either party, if the other party goes into liquidation, has an application or order made for its winding up or dissolution, has a resolution passed or steps taken to pass a resolution for its winding up or dissolution, becomes unable to pay its debts as and when they fall due, or has a receiver, receiver and manager, administrator, liquidator, provisional liquidator, official manager or administrator appointed to it or any of its assets; or

           (c) By Buyer or Seller if any Governmental Entity shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or

           (d)  By either party if the Closing does not occur by March 31, 1998.

     13.2  Procedure and Effect of Termination.  In the event of termination of
           -----------------------------------
this Agreement by any or all of the parties pursuant to Section 13.1, written notice shall be given to each other party specifying the provision of Section 13.1, pursuant to which such termination is made and shall become void and there shall be no liability on the part of Buyer or Seller (or their respective officers, directors, partners or Affiliates), except as a result of any breach of this Agreement by such party or to the extent such a party is entitled to indemnification under
Section 12 of this Agreement.

14.  Miscellaneous.
     -------------

     14.1  Amendments and Waivers.  Any term of this Agreement may be amended or
           ----------------------
waived with the written consent of the parties or their respective successors and assigns. Any amendment or waiver effected in accordance with this Section
14.1 shall be binding upon the parties and their respective successors and assigns.

     14.2  Successors and Assigns.  The terms and conditions of this Agreement
           ----------------------
shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

     14.3  Governing Law; Jurisdiction.  This Agreement and all acts and
           ---------------------------
transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Washington, without giving effect to principles of conflicts of law. Each of the parties to this Agreement consents to the exclusive jurisdiction and venue of the courts of the state and federal courts of King County, Washington.

     14.4  Counterparts.  This Agreement may be executed in two or more
           ------------
counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

     14.5  Titles and Subtitles.  The titles and subtitles used in this
           --------------------
Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

     14.6  Notices.  Any notice required or permitted by this Agreement shall be
           -------
in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or forty-eight (48) hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party's address or facsimile number as set forth below, or as subsequently modified by written notice, and (a) if to Buyer, with a copy to Sonya Erickson, Venture Law Group, 4750 Carillon Point, Kirkland, WA 98033 or (b) if to Seller, with a copy to Greg Wright, Wright Law Offices, 800 Bellevue Way NE, Suite 400, Bellevue, WA 98004.

     14.7  Severability.  If one or more provisions of this Agreement are held
           ------------
to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

     14.8  Entire Agreement.  This Agreement and the documents referred to
           ----------------
herein are the product of both of the parties hereto, and constitute the entire agreement between such parties pertaining to the subject matter hereof and thereof, and merge all prior negotiations and drafts of the parties with regard to the transactions contemplated herein and therein. Any and all other written or oral agreements existing between the parties hereto regarding such transactions are expressly canceled.

     14.9  Advice of Legal Counsel.  Each party acknowledges and represents
           -----------------------
that, in executing this Agreement, it has had the opportunity to seek advice as to its legal rights from legal counsel and that the person signing on its behalf has read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against any party by reason of the drafting or preparation thereof.

                           [Signature pages follows]

     This Agreement has been duly executed and delivered by the duly authorized officers of Seller and Buyer and by Jorgensen as of the date first above written.


                                  HEALTHKNOWLEDGE CORPORATION

                                  By: /s/ Timothy J. Kilgallon

                                  Name: ____________________________________

                                  Title: ___________________________________

                                  Address:   1300 114th Ave. SE, Suite 100
                                             Bellevue, WA 98004



                                  MEDLYNX LLC

                                  By: /s/ Kelly R. Jorgensen

                                  Name: ____________________________________

                                  Title: ___________________________________

                                  Address:   13013 NE 65th St.
                                             Kirkland, WA 98033


                                  KELLY JORGENSEN

                                  /s/ Kelly R. Jorgensen
                                  __________________________________________
                                  Address:   c/o MedLynx LLC
                                             13013 NE 65th St.
                                             Kirkland, WA  98033


                  [SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

                                   Exhibit A

                               Escrow Agreement


                  [SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

                                   Exhibit B

                            Stockholders Agreement

                                   Exhibit C

                        Jorgensen Employment Agreement

                          Seller Disclosure Schedule

                           Buyer Disclosure Schedule